Exhibit 99.1

[Blockbuster Inc. Letterhead]

January 7, 2005

Mr. S. Douglas Glendenning	Via Telecopy (310) 552-7053
Chairman of Special Committee of	and Federal Express
Board of Directors of
Hollywood Entertainment Corporation
c/o Jonathan Layne, Esq.
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067-3026

Dear Mr. Glendenning:

We are writing to express our disappointment with the lack of cooperation from Hollywood’s Board of Directors in connection with our effort to provide your shareholders with a premium price for their shares. As you know, Blockbuster announced on December 28, 2004 that it intends to commence a fully financed tender offer for all Hollywood shares by mid-January for $11.50 per share in cash, if Blockbuster is unable to obtain substantial cooperation from Hollywood’s Board of Directors that is likely to lead to an agreement for the acquisition of Hollywood by Blockbuster.

We believe that we have done everything possible to attempt to obtain the Board’s cooperation. In this regard, our regulatory counsel has presented detailed information to your counsel about the substantial efforts we already are undertaking to obtain regulatory clearance for an acquisition by Blockbuster at the earliest possible date. We want to confirm to you again that we intend and are on schedule to complete the Hart-Scott-Rodino process by the end of February, if not earlier.

As we have previously communicated to you, Blockbuster believes it can be in a position to very quickly determine the ultimate price it can pay for Hollywood, once we have been given access to the Hollywood information that we previously have requested. The specific information that we need in order to determine the highest price we can pay includes the following:

•	outstanding options (including exercise prices) and amounts that could be payable under any change of control contracts or plans;

•	contingent liabilities, whether or not disclosed on the most recent balance sheet;

•	confirmation of current bank balances;

Mr. S. Douglas Glendenning

January 7, 2005

•	composition of revenue, including revenue from previously rented products and late fees;

•	store inventory and the basis for inventory valuation;

•	information establishing that Hollywood is Sarbanes-Oxley compliant;

•	corporate and regional overhead structure and costs (including store lease detail); and

•	disclosure schedules to the Leonard Green & Partners merger agreement.

We have attempted to put Hollywood’s Board of Directors in a position to share this information with Blockbuster. In this regard, as you know, our counsel has contacted your counsel and has proposed that we would be willing to sign a confidentiality agreement that includes “stand-still” restrictions required by the Special Committee of Hollywood’s Board, if the stand-still provisions are modified so that the restrictions are of short duration and terminate in any event upon either (i) Hollywood’s determination to proceed with a shareholders meeting to approve the $10.25 per share Leonard Green & Partners transaction or (ii) Hollywood’s entry into an acquisition agreement with another buyer. We understand that our proposed modifications to the stand-still provisions would require the approval of Leonard Green & Partners (so long as the Leonard Green & Partners merger agreement remains in effect). However, we also understand that the Special Committee has determined that our proposal on this point is not acceptable to it, even if the proposal is acceptable to Leonard Green & Partners.

We fail to understand how it can be in the best interests of Hollywood’s shareholders for the Special Committee to attempt to prohibit Blockbuster from making a competing proposal to your shareholders in the event that you decide to proceed with the Leonard Green & Partners transaction or with any alternate transaction. We urge you to explain to your shareholders why you believe that it is in their interests, or consistent with your fiduciary duties, to prevent them from having the opportunity to receive the highest possible price for their shares.

We also strongly urge you not to enter into another deal with any party that includes a break-up fee or other deal protections. The Special Committee should understand that the amount of any break-up fee to a third party will be deducted from the price that Blockbuster otherwise will pay. If your desire is to obtain the highest value for your shareholders, the time to do that is now, not after another deal is signed that will result in less money ultimately being paid to your shareholders. Unless and until a fair and open auction process is completed, there is no justification for providing a break-up fee or other deal protections to another bidder.

We request that the Special Committee reconsider its unwillingness to cooperate with Blockbuster. We continue to believe that Blockbuster is uniquely positioned to

Mr. S. Douglas Glendenning

January 7, 2005

provide the highest possible value to Hollywood’s shareholders. We feel obligated to make this letter public so that your shareholders will understand our position. As we have indicated, we are prepared to proceed quickly with the commencement of a tender offer if cooperation is not immediately forthcoming.

Please feel free to contact me directly if you would like to discuss these matters.

Sincerely,

/s/ John F. Antioco

John F. Antioco